Exhibit 5

October 4, 2007

Clean Diesel Technologies, Inc.
300 Atlantic Street, Suite 702
Stamford, CT 06901

Re:           Clean Diesel Technologies, Inc. -- Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Clean Diesel Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-1 (the “Registration Statement”) of the Company, covering (i) 2,100,000 shares (the “Issued Shares”) of the Common Stock, $0.001 par value per share (the “Common Stock”), of the Company, issued to shareholders in December 2006 pursuant to respective Commitment Letters and upon exercise of Class A Warrants entitling the holders thereof to purchase shares of Common Stock, (ii) 700,000 Class B Warrants entitling the holders thereof to purchase one share of Common Stock (the “Class B Warrants”) and (iii) 700,000 shares of Common Stock issuable upon exercise of the Class B Warrants (the “Warrant Shares”).

In rendering the opinions set forth herein, we have examined executed copies, telecopies or photocopies of: (i) the Registration Statement; (ii) the Restated Certificate of Incorporation, as amended,  the By-Laws, as amended, and the minute books of the Company; (iii) specimens of the Class B Warrants and (iv) such other records, documents, certificates and other instruments as in our judgment are necessary or appropriate as a basis for the opinions expressed below.  In our examination of such documents we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.  As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the qualifications, assumptions and exceptions heretofore and hereinafter set forth, we are of the opinion that

1.	the Issued Shares have been validly issued and are fully paid and non-assessable,
2.	the Class B Warrants are valid and binding obligations of the Company, and
3.	the Warrant Shares, when issued upon exercise of the Class B Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We do not express, or purport to express, any opinion with respect to the laws of any jurisdiction other than the laws of the State of Connecticut, the General Corporation Law of the State of Delaware and the federal securities laws of the United States of America.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.  This opinion is given as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

Very truly yours,

/s/ Finn Dixon & Herling LLP
Finn Dixon & Herling LLP